Exhibit 99.1

AvePoint Strengthens Executive Leadership Team

Jim Caci will serve as the company’s new CFO and Tom Lin as Chief Operating Officer

JERSEY CITY, N.J., August 10, 2021 – AvePoint, Inc. (NASDAQ: AVPT), the largest data management ISV for Microsoft 365, today announced the expansion of its executive leadership team with the appointment of James (Jim) Caci to Chief Financial Officer and Thomas (Tom) Lin to Chief Operating Officer, effective August 23, 2021.

Caci brings more than 25 years of experience leading the strategic finance operations at both public and privately held SaaS and IT service companies and will leverage his expertise to guide AvePoint through its next phase. Specifically, Caci has a track-record of building strong finance teams to provide the infrastructure necessary for rapid growth.

"We are at an exciting time at AvePoint, and Jim’s incredible background in helping high growth technology companies scale both organically and through acquisition will help tremendously,” said Dr. Tianyi Jiang (TJ), CEO and Co-Founder, AvePoint. “More importantly, Jim is an outstanding leader, and he is a great fit for our executive team now that we are evolving as a public company.”

Recently, Caci held the CFO position at Brand Value Accelerator, LLC, an industry leading digital commerce services firm, where he aligned the company to capitalize on the meteoric rise of Shopify. Now, Caci will help AvePoint, where he served as CFO from 2010 – 2013, to grow similarly within the Microsoft ecosystem.

“Over the past year and a half, the need for collaboration security and data management has become both a strategic and tactical imperative for all businesses,” said Jim Caci. “AvePoint is well poised to help organizations across the globe navigate today’s evolving workplace as an innovator in digital collaboration for nearly two decades. I am thrilled to join the leadership team to help the company continue its global expansion and leadership in the digital transformation category.”

Appointing Caci to CFO is part of the company’s broader focus on building and diversifying responsibilities on a highly specialized executive leadership team, including newly named Chief Operating Officer, Tom Lin. Lin was the company’s first sales executive and has been instrumental in growing the multi-million-dollar business over the last two decades. With a specific focus on international expansion, he has held numerous operational leadership positions, including in Japan and EMEA, and most recently, as Chief Customer Officer.

The company’s existing CFO Sophia Wu will now serve as Chief Accounting Officer and Brian Brown will continue serving as Chief Legal and Compliance Officer and as a Director and Secretary on the Board.

About AvePoint

Collaborate with confidence. AvePoint is the largest Microsoft 365 data management solutions provider, offering a full suite of SaaS solutions to migrate, manage and protect data. More than 8 million cloud users rely on our solutions. Our SaaS solutions are also available to managed service providers via more than 100 cloud marketplaces, so they can better support and manage their small and mid-sized business customers. Founded in 2001, AvePoint is a five-time Global Microsoft Partner of the Year and headquartered in Jersey City, New Jersey. For more information, visit https://www.avepoint.com.

Media Contact

AvePoint, Inc.

Michael Segner

Michael.segner@avepoint.com

703-214-0522

Investor Contact
AvePoint, Inc., Sapphire Investor Relations, LLC.

Erica Mannion
ir@avepoint.com
617-542-6180